Exhibit 10.2
RESTRICTED STOCK AGREEMENT
HERCULES OFFSHORE, INC.
2014 LONG-TERM INCENTIVE PLAN

This Restricted Stock Agreement (the “Agreement”) is made and entered into by and between Hercules Offshore, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”) as of [•], 2015 (the “Date of Grant”).
W I T N E S S E T H
WHEREAS, the Company has adopted the Hercules Offshore, Inc. 2014 Long-Term Incentive Plan (the “Plan”); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to grant Restricted Stock to the Participant pursuant to the Plan and the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1.Grant of Restricted Stock. The Company hereby grants to the Participant, as of the Date of Grant, [•] shares of Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”). The Participant hereby acknowledges receipt of a copy of the Plan, and agrees that the shares of Restricted Stock granted hereunder shall be subject to all of the terms and provisions of the Plan. In the event of any conflict between (a) the terms of this Agreement and the Plan, including future amendments thereto, if any, the Plan shall control and (b) the terms of this Agreement and any written employment agreement between the Participant and the Company in effect from time to time, such employment agreement shall control. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the Plan.

2.Restrictions on Transfer Before Vesting.

(a)The Restricted Stock will be transferred of record to the Participant and a certificate or certificates representing the Restricted Stock will be issued in the name of the Participant immediately upon the execution of this Agreement. Such Restricted Stock certificate(s) will bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions as permitted under Section 6(d) of the Plan. The Company may either deliver such Restricted Stock certificate(s) to the Participant, retain custody of such Restricted Stock certificate(s) prior to vesting or require the Participant to enter into an escrow arrangement under which such Restricted Stock certificate(s) will be held by an escrow agent. The delivery of any shares of Restricted Stock pursuant to this Agreement is subject to the provisions of Sections 8 and 9 below. Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of the Restricted Stock by means of electronic, book-entry statement, rather than issuing physical share certificates. Upon the lapse of the Forfeiture Restrictions (as defined below) at the end of the Restricted Period (as defined below) without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws, or any other agreement to which the Participant is a party) in the name of the Participant in exchange for the certificate evidencing the Restricted Stock or, as may be the case, the Company shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized.

(b)Absent prior written consent of the Committee and except as provided in the Plan and Section 3 below, the Restricted Stock (or any portion thereof) granted hereunder to the Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, from the Date of Grant until the applicable vesting date set forth in the table below (such period, the “Restricted Period”). The prohibition against transfer and the obligation to forfeit and surrender the Restricted Stock to the Company upon a termination of employment as provided in Section 3 are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock.

Vesting Date	Portion of Restricted Stock Granted Hereunder that Becomes Vested
First anniversary of Date of Grant	1/3
Second anniversary of Date of Grant	1/3
Third anniversary of Date of Grant	1/3

(c)Consistent with the foregoing, except as contemplated by Section 6, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 6, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

3.Effect of Termination of Employment.

(a)The Restricted Stock granted pursuant to this Agreement shall vest (and the Forfeiture Restrictions shall lapse) in accordance with the vesting schedule reflected in Section 2(b) above so long as the Participant remains employed by the Company or a Subsidiary on each vesting date set forth in such schedule. If, however, either: (i) the Company or a Subsidiary terminates the Participant’s employment, or (ii) the Participant terminates his or her employment for reasons other than the Participant’s death or Disability (as defined in Paragraph 3(b) below), then the shares of Restricted Stock that have not previously vested in accordance with the vesting schedule reflected in Section 2(b) above, as of the date of such termination of employment, shall be forfeited by the Participant to the Company for no consideration.

(b)If the Participant’s employment is terminated (whether by the Company or a Subsidiary or by the Participant) due to the Participant’s (i) death or (ii) Disability, then the shares of Restricted Stock that have not previously vested in accordance with the vesting schedule reflected in Section 2(b) above, as of the date of such termination of employment, shall vest and all Forfeiture Restrictions thereon shall lapse. For purposes of this Section 3, “Disability” means (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by the Participant under the Company’s long-term disability plan as in effect from time to time by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or for a period of not less than three (3) months, whether or not consecutive.

(c)Notwithstanding any of the preceding provisions of this Section 3 to the contrary, upon the cessation of the Participant’s employment (whether voluntary or involuntary) for reasons other than Participant’s death or Disability, the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested shares of Restricted Stock.

4.Limitation of Rights. Nothing in this Agreement or the Plan shall be construed to (a) give the Participant any right to be awarded any further restricted stock or any other Award in the future, even if restricted stock or other Awards are granted on a regular or repeated basis, as grants of restricted stock and other Awards are completely voluntary and made solely in the discretion of the Committee; (b) give the Participant or any other Person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or (c) confer upon the Participant the right to continue in the employment of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment of the Participant at any time or for any reason.

5.Prerequisites to Benefits. Neither the Participant, nor any Person claiming through the Participant, shall have any right or interest in the Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other Person shall have been complied with as specified herein.

6.Rights as a Stockholder. Subject to the limitations and restrictions contained herein, the Participant (or beneficiary) shall have all rights as a stockholder of the Company with respect to the shares of Restricted Stock, including the right to vote and receive dividends; provided, however, that any dividends attributable to shares of Restricted Stock that have not otherwise vested shall be subject to the same restrictions as the shares of Restricted Stock to which they related until such restrictions lapse and shall be paid within 60 days following the vesting of the Restricted Stock. If the Restricted Stock to which such dividends relate is forfeited to the Company, then such dividends shall be forfeited to the Company at the same time such Restricted Stock is so forfeited.

7.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

8.Securities Act. The Company will not be required to deliver any shares of Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion:

(a)Stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof, within the meaning of the Securities Act;

(b)Stating that the Participant will not sell, transfer, assign, pledge or hypothecate any shares of Stock that the Participant may then own or thereafter acquire except either: (i) through a broker on a national securities exchange or (ii) with the prior written approval of the Company; and

(c)Containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

9.Tax Withholding.

(a)Any amount of Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Company shall withhold from the Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s minimum withholding obligations. The number of shares of Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)Notwithstanding Section 9(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows: (i) the Participant may direct the Company to withhold cash that is otherwise payable to the Participant; (ii) the Participant may deliver to the Company a sufficient number of shares of Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding; (iii) the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or (iv) any combination of the alternatives described in clauses (i), (ii) and (iii) above.

(c)Authorization of the Participant for the Company to withhold taxes pursuant to one or more of the alternatives described in Section 9(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

(d)The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any of its Affiliates have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the Restricted Stock, the lapse of any Forfeiture Restrictions or the forfeiture of any of the Restricted Stock pursuant to the Forfeiture Restrictions. The Participant represents that he is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant represents that he has consulted with any tax consultants that the Participant deems advisable in connection with the issuance of the Restricted Stock.

10.Entire Agreement; Amendment. This Agreement and any written employment agreement between the Participant and the Company in effect from time to time constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock granted hereunder. Without limiting the scope of the preceding sentence, except as provided in this Agreement and any written employment agreement between the Participant and the Company in effect from time to time, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

11.Headings; References; Interpretation. All Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and shall be deemed to have the meaning “and/or”. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

12.Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

13.Deemed Acceptance. The Participant shall be deemed to have accepted the Restricted Stock granted hereunder on the terms and conditions set forth in the Plan and in this Agreement unless the Participant provides written notice to the Company, within 30 days following the Date of Grant, stating that the Participant does not wish to accept the Restricted Stock. Any such notice must be sent to: Hercules Offshore, Inc., Attention: [•], 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. Upon the Company’s receipt of any such notice, the Restricted Stock granted hereunder will automatically be forfeited to the Company and neither the Company nor any of its Affiliates shall have any further obligations to the Participant under this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized as of the day and year first above written.

HERCULES OFFSHORE, INC.

By:_______________________________
John T. Rynd
Chief Executive Officer and President